EXHIBIT 10.179
AMENDMENT NO. 1
TO THE
HAMILTON BEACH/PROCTOR-SILEX, INC. UNFUNDED BENEFIT PLAN
(AS AMENDED AND RESATED EFFECTIVE AS OF JANUARY 1, 2005)
     Hamilton Beach/Proctor-Silex, Inc. hereby adopts this Amendment No. 1 to the Hamilton Beach/Proctor-Silex, Inc. Unfunded Benefit Plan (As Amended and Restated Effective as of January 1, 2005). The provisions of this Amendment shall be effective as of, and contingent upon, the “Closing Date” as such term is defined in the Agreement and Plan of Merger By and Between HB-PS Holding Company, Inc. and Applica Incorporated and Joined in By NACCO Industries, Inc. for the Specific Purposes Therein Provided dated as of July 23, 2006. Words and phrases used herein with initial capital letters that are defined in the Plan are used herein as so defined.
Section 1
     Section 2.9 of the Plan is hereby amended in its entirety to read as follows:
     “SECTION 2.9. Fixed Income Fund shall mean the Vanguard Retirement Savings Trust V under the Savings Plan or any equivalent fixed income fund thereunder which is designated by the Hamilton Beach/Proctor-Silex, Inc. Retirement Funds Investment Committee as the successor to such fund.”
Section 2
     Section 2.13 of the Plan is hereby deleted in its entirety and replaced with the following:
     “SECTION 2.13. LTIP Deferral Benefits shall mean those amounts that were deferred under this Plan as a result of the termination of the termination of the Hamilton Beach/Proctor-Silex, Inc. Long-Term Incentive Compensation Plan that was terminated effective December 31, 2002. Such amounts were credited to the LTIP Deferral Sub-Account hereunder.”
Section 3
     Sections 2.14(d) and 3.7(d) of the Plan are each hereby deleted in their entirety, without renumbering the remaining provisions of the Plan.
Section 4
     [Sections 2.20 and 4.1 — ROTCE Earnings — the current definition merely incorporates the ROTCE as used under the Annual Plan for a particular year. Provided that the same “guaranteed/projected” ROTCE is used for all plans for 2006, we will not need to amend the plan to change the earnings assumption for 2006.]
Section 5
     Section 3.5 of the Plan is hereby amended in its entirety to read as follows:
“SECTION 3.5. LTIP Deferral Benefits. The initial deferral election made by a Participant contained the Participant’s election regarding the time of the commencement of payment of the Participant’s entire LTIP Deferral Sub-Account hereunder. Notwithstanding the foregoing, a Participant who is an Employee may elect to change the payment date selected (or deemed selected) for his LTIP Deferral Sub-Account to one of the other dates permitted in the original election form; provided, however that (i) the form electing such change is filed with the Plan Administrator at least two (2) years prior to the original payment date and while the Participant is an Employee, (ii) the new payment date is at least two (2) years after the date the form is filed and (iii) the Participant remains employed throughout such two (2) year period. Any election to change the payment date which does not meet all of the foregoing requirements shall not be valid and, in such case, payment shall be made in accordance with the Participant’s last effective payment date election.”
Section 6
     Section 4.4(a) of the Plan is hereby amended by deleting the phrase “the NACCO Industries, Inc. Benefits Committee” and replacing it with the phrase “the Hamilton Beach/Proctor-Silex, Inc. Benefits Committee” therein.
          EXECUTED this 6th day of December, 2006.

HAMILTON BEACH/PROCTOR-SILEX, INC.
By:	/s/ Charles Bittenbender
Title: Assistant Secretary

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